Exhibit 99.1

C4 Therapeutics Reports Recent Business Highlights and Third Quarter 2021 Financial Results

– Phase 1/2 study of CFT7455, a Novel IKZF1/3 Degrader, Progressing with Data Expected in 2022; Trial-in-Progress Poster Accepted for Presentation at 63rd ASH Annual Meeting –

– Investigational New Drug (IND) Application for CFT8634, a Degrader Targeting BRD9 for the Treatment of Synovial Sarcoma and SMARCB1-null Tumors, On Track for Submission by YE 2021 –

– Development Candidate CFT1946, a BRAF V600X Degrader, in IND-enabling Activities; C4T to Advance CFT1946 Independently –

– On Track to Deliver Four Clinical-stage Programs by YE 2022 –

WATERTOWN, Mass., Nov. 10, 2021 (GLOBE NEWSWIRE) – C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company pioneering a new class of small-molecule medicines that selectively destroy disease-causing proteins through degradation, today reported business highlights and financial results for the third quarter of 2021.

“In recent months, C4T has built momentum across our portfolio of highly potent targeted protein degraders by continuing to enroll patients in our CFT7455 Phase 1/2 clinical trial and successfully nominating our next development candidate, CFT1946, a BRAF V600X degrader for the treatment of V600 mutant solid tumors” said Andrew Hirsch, chief executive officer of C4 Therapeutics.  “We remain on track to achieve our remaining 2021 milestones, including IND submission for CFT8634 and advancing our EGFR and BRAF degraders towards the clinic.  Our strong balance sheet and commitment to bringing innovative treatments to patients keep us on track to deliver clinical data for CFT7455 next year and achieve four clinical programs by end of 2022.”

THIRD QUARTER 2021 AND RECENT BUSINESS HIGHLIGHTS

CFT7455: CFT7455 is an orally bioavailable MonoDAC™ degrader targeting IKZF1/3 for the treatment of multiple myeloma and non-Hodgkin’s lymphomas, including peripheral T-cell lymphoma and mantle cell lymphoma.

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Accepted to Present at the 63rd American Society of Hematology (ASH) Annual Meeting & Exposition: Jesus G. Berdeja, M.D., director, multiple myeloma research at Sarah Cannon Research Institute, will present a trial-in-progress poster titled “A Phase 1 Study of CFT7455, a Novel Degrader of IKZF1/3, in Multiple Myeloma and Non-Hodgkin Lymphoma” at the ASH Annual Meeting at 5:30 p.m. ET on Saturday, December 11, 2021. The November online supplemental issue of Blood also features the abstract.

•	Received Orphan Drug Designation: In August 2021, the U.S. Food and Drug Administration granted Orphan Drug Designation to CFT7455 for the treatment of multiple myeloma.

CFT8634: CFT8634 is an orally bioavailable BiDAC™ degrader targeting BRD9 for the treatment of synovial sarcoma and SMARCB1-null solid tumors.

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Presented at the 4th Annual Targeted Protein Degradation Summit: In October 2021, C4T delivered a presentation describing the multiparameter optimization of a series of BRD9 degraders, which led to the identification of a degrader with a sufficient intravenous pharmacokinetic (PK) profile to enable in vivo proof-of-concept studies.  This work served as a launching point for further optimization and eventually led to the discovery of CFT8634, an orally bioavailable BiDAC degrader targeting BRD9 for the treatment of synovial sarcoma and SMARCB1-null solid tumors.

CFT8919: CFT8919 is a potent and selective BiDAC degrader of EGFR L858R for the treatment of non-small cell lung cancer (NSCLC).

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Presented at the 4th Annual Targeted Protein Degradation Summit: In October 2021, C4T delivered an encore presentation of the Company’s June presentation at the Keystone Symposium on targeted protein degradation. The presentation included pre-clinical data demonstrating CFT8919 is active in in vitro and in vivo models of acquired resistance to approved EGFR inhibitors which harbor resistance-causing secondary mutations in EGFR.

CFT1946: CFT1946 is an orally bioavailable, mutant-selective BiDAC degrader targeting BRAF V600X.

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Nominated CFT1946 for Clinical Development: In August 2021, C4T and Roche selected CFT1946, a mutant-selective degrader of BRAF V600X active preclinically in the setting of acquired resistance to BRAF inhibitors, as a development candidate. C4T has initiated IND-enabling activities for CFT1946.

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Regained Rights to BRAF Program from Roche: In November 2021, C4T and Roche mutually agreed to terminate their agreement solely with respect to the BRAF target, allowing C4T to advance CFT1946 and any other BRAF degraders independently from Roche. There is no impact to cash runway guidance as a result of this change. With this mutual agreement, C4T wholly owns the BRAF program and no longer has future financial obligations to Roche related to this program.

Research and Development Activities

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Pre-clinical Research Paper Published in ACS Chemical Biology: In September 2021, ACS Chemical Biology featured a scientific publication from C4T titled, “Structural Characterization of Degrader-Induced Ternary Complexes Using Hydrogen–Deuterium Exchange Mass Spectrometry (HDX-MS) and Computational Modeling: Implications for Structure-Based Design.” The publication describes the potential utility of HDX-MS to provide rapidly accessible structural insights into degrader-induced protein–protein interfaces in solution, and supports predictive capabilities of the TORPEDO® platform.

UPCOMING KEY MILESTONES

C4T continues to advance its portfolio and is on-track to achieve four clinical programs by year-end 2022. To achieve this objective, C4T is focused on accomplishing the following activities:

•	Advance its CFT7455 program and share safety and efficacy data at a medical meeting in 2022.
•	Submit an IND application for CFT8634 by year-end 2021.
•	Submit an IND application for CFT8919 in mid-2022.
•	Submit an IND application for CFT1946 in 2022.
•	Continue lead optimization activities for the RET program through 2021.

UPCOMING EVENTS

•	November 18, 2021 – C4T will participate in the Jefferies Global Healthcare Conference.
•	December 2, 2021 – C4T will participate in the Evercore ISI 4th Annual HealthCONx Conference.
•	December 11-14, 2021 – C4T will participate in the 63rd American Society of Hematology (ASH) Annual Meeting & Exposition, including the presentation of a trial-in-progress poster for CFT7455.

THIRD QUARTER 2021 FINANCIAL RESULTS

Revenue: Total revenue for the third quarter of 2021 was $8.5 million, compared to $8.4 million for the third quarter of 2020. Total revenue reflects revenue recognized under collaboration agreements with Roche, Biogen and Calico.

Research and Development (R&D) Expense: R&D expense for the third quarter of 2021 was $24.3 million, compared to $23.9 million for the third quarter of 2020. The increase in R&D expense was primarily attributable to higher pre-clinical costs related to our lead programs, and increased workforce expenses to support continued clinical development activities for CFT7455.

General and Administrative (G&A) Expense: G&A expense for the third quarter of 2021 was $8.5 million, compared to $2.9 million for the third quarter of 2020. The increase in G&A expense was primarily attributable to an increase in stock-based compensation expense, which was driven by new stock option grants and a higher fair value of those stock options, as well as higher professional fees and insurance costs resulting from our transition to a public company.

Net Loss and Net Loss per Share: Net loss for the third quarter of 2021 was $24.7 million, compared to $21.8 million for the third quarter of 2020. Net loss per share for the third quarter of 2021 was $0.51, compared to $17.55 for the third quarter of 2020. The decrease in net loss per share, despite the increase in net loss, was driven by a significant increase in the weighted-average number of shares outstanding.  This increase in shares outstanding was caused by our initial public offering of 11,040,000 common shares in October 2020 and the resultant conversion of then outstanding shares of redeemable convertible preferred stock into 30,355,379 shares of common stock, together with our issuance of 4,887,500 shares of common stock upon the closing of our follow-on offering in June 2021.

Cash Position and Financial Guidance: Cash, cash equivalents and marketable securities as of September 30, 2021 were $480.3 million, compared to $371.7 million as of December 31, 2020. The change in cash was primarily driven by net proceeds from our June 2021 follow-on offering of $169.5 million, offset by expenditures to fund operations. C4T expects that our cash, cash equivalents and marketable securities as of September 30, 2021, together with future payments expected to be received under existing collaboration agreements, will be sufficient to fund planned operating expenses and capital expenditures for at least the next 24 months.

About C4 Therapeutics

C4 Therapeutics (C4T) is a clinical-stage biopharmaceutical company focused on harnessing the body’s natural regulation of protein levels to develop novel therapeutic candidates to target and destroy disease-causing proteins for the treatment of cancer and other diseases. This targeted protein degradation approach offers advantages over traditional therapies, including the potential to treat a wider range of diseases, reduce drug resistance, achieve higher potency, and decrease side effects through greater selectivity. To learn more about C4 Therapeutics, visit www.c4therapeutics.com.

Forward-Looking Statements

This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable degraders; the potential timing, design and advancement of our pre-clinical studies and clinical trials, including the potential timing for regulatory authorization related to clinical trials; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our pre-clinical studies or clinical trials in any future studies or trials; anticipated revenue under our existing collaboration agreements; our current resources and cash runway; and regulatory developments in the United States and foreign countries. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of pre-clinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that the results of pre-clinical studies and/or clinical trials will or will not be predictive of results in connection with future studies or trials. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	September 30, 2021	December 31, 2020
Cash, cash equivalents and marketable securities	$480,262	$371,689
Total assets	506,711	400,138
Deferred revenue	71,230	81,220
Long-term debt − related party	10,588	10,052
Total stockholders’ equity	398,180	280,791

Condensed Consolidated Statement of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,
	2021	2020
Revenue from collaboration agreements	$8,500	$8,447
Operating expenses:
Research and development	24,302	23,935
General and administrative	8,452	2,861
Total operating expenses	32,754	26,796
Loss from operations	(24,254)	(18,349)
Other (expense) income, net:
Interest expense and amortization of long-term debt − related party	(539)	(562)
Interest and other income, net	110	50
Total other (expense) income, net	(429)	(3,653)
Loss before income taxes	(24,683)	(22,002)
Income tax benefit	—	167
Net loss	$(24,683)	$(21,835)
Accrual of preferred stock dividends	—	(5,212)
Net loss attributable to common stockholders	$(24,683)	$(27,047)
Net loss per share attributable to common stockholders − basic and diluted	$(0.51)	$(17.55)
Weighted-average number of shares used in computed net loss per share − basic and diluted	48,490,533	1,540,902

Investor Contact:

Kendra Adams

SVP, Communications & Investor Relations

Kendra.Adams@c4therapeutics.com

Media Contact:

Loraine Spreen

Director, Corporate Communications & Patient Advocacy

LSpreen@c4therapeutics.com